SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------

                          Medizone International, Inc.
             (Exact name of registrant as specified in its charter)
                                  ------------

         Nevada                                            87-0412648
(State or other jurisdiction                             I.R.S. Employer
of incorporation or organization)                       Identification No.


         144 Buena Vista, P.O. Box 742, Stinson Beach, California 94970
              (Address of Principal Executive Offices and Zip Code)

                                 (415) 868-0300
                          (Telephone Number of Issuer)

             Stock Grants under 1997 Stock Option and Incentive Plan
                        --------------------------------

                             Edwin G. Marshall, CEO
                                 144 Buena Vista
                                  P.O. Box 742
                         Stinson Beach, California 94970
                                 (415) 868-0300

            (Name, address and telephone number, including area code,
                              of agent for service)



                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Title of each class                          Proposed maximum          Proposed maxi-
of securities to be        Amount to be      offering price per        mum aggregate    Amount of
registered                 registered(1)     share(2)                  offering price   registration fee(3)
-------------------------------------------------------------------------------------------------------------------

Common Stock              480,000 shares     $0.10                     $48,000          $5.00

-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant's common stock that become issuable under the compensation agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant's receipt of consideration that results in an increase in the number of the registrant's outstanding shares of common stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and consultants as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). This registration statement covers the following shares:

        1. 380,000 shares issuable at a price of $0.10 per share pursuant to a compensation agreement under the 1997 Stock Option and Incentive Plan of the registrant for the payment of fees to an attorney providing legal services to the registrant not related to capital raising activities;

        2. 100,000 shares issuable at a price of $0.10 per share pursuant to a compensation agreement under the 1997 Stock Option and Incentive Plan of the company for the payment of fees to an attorney providing legal services to the registrant not related to capital raising activities.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

     The following documents filed with the Commission by Medizone International, Inc. (the "company") are incorporated herein by reference:

                  (a) The company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001; and

                  (b) Description of the class of securities of the company to be offered, (incorporated by reference to the Registration Statement of the registrant previously filed, pursuant to which the class of Common Stock of the company was registered under the Securities Exchange Act of 1934, as amended);

                  (c) Quarterly report on Form 10-QSB filed by the company for the quarter ended March 31, 2002.

     All documents subsequently filed by the company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


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


Item 4.           Description of Securities.

      Not applicable.

Item 5.           Interests of Named Experts and Counsel.

      The shares registered under this registration statement are issued to two law firms in lieu of cash payment of outstanding legal fees in the amount of $38,000 and $10,000, respectively.

Item 6.           Indemnification of Directors and Officers.

         Sections 78.751 and 78.752 of the Nevada Revised Statutes permit a corporation to indemnify, among others, any officer or director against liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors. The registrant's bylaws provide at Section 4.16 for indemnification of the registrant's officers and directors as permitted by Nevada law. The bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by officers and directors in connection with a covered legal action shall be paid by the registrant.

         The company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Articles of Incorporation. See Articles IV and V of the company's Articles of Incorporation, which are incorporated herein by reference and which qualify the foregoing summary statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed.

     Not applicable.

Item 8.           Exhibits.


5.1 Opinion of Durham Jones & Pinegar PC regarding validity of common stock registered herein.

10.1     1997 Stock Option Plan

23(a)    Consent of HJ Associates & Consultants.

23(b)    Consent of Durham Jones & Pinegar PC (included in the opinion filed as
         Exhibit 5.1 to this Registration Statement).

Item 9.           Undertakings.

(a)               The undersigned company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stinson Beach, State of California, August 12, 2002.

                                    Medizone International, Inc.


                                    By /s/ Edwin G. Marshall
                                       -------------------------------------
                                       Edwin G. Marshall
                                       Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

     Signature                        Title                      Dated

/s/ Edwin G. Marshall
--------------------------       Chairman and CEO              8/12/02
Edwin G. Marshall

/s/ Steve Hanni*
--------------------------       CFO (Principal                8/12/02
Steve Hanni                      Accounting Officer)

/s/ Richard G. Solomon*
--------------------------       Director                      8/12/02
Richard G. Solomon

/s/ Daniel D. Hoyt*
--------------------------       Director                      8/12/02
Daniel D. Hoyt


*  By power of attorney
   dated 7/29/02
                                       5

EXHIBIT INDEX


Exhibits

5.1 Opinion of Durham Jones & Pinegar PC regarding validity of common stock registered herein.
10.1  1997 Stock Option and Incentive Plan
23(a) Consent of HJ Associates & Consultants
23(b) Consent of Durham Jones & Pinegar PC (included in the opinion filed as
      Exhibit 5.1 to this Registration Statement).